Exhibit 99.7
Independent pharmacies have enjoyed robust growth in recent years. The Express Scripts-Medco merger will drive increased sales volume to independent pharmacies and create additional opportunities for partnerships that help improve patient adherence and create new sources of value for independent pharmacies to offer their local customers. The Express Scripts-Medco combination will collaborate with independent pharmacies to help them more effectively compete against the large chain and “big box” pharmacies.
The Express Scripts-Medco combination will help drive increased sales volume to independent pharmacies.
•	In 2010, Medco managed 630 million retail prescriptions and Express Scripts managed 602 million retail prescriptions.[1,2]
•	A network of more than 60,000 retail pharmacies — which represent more than 95% of all United States retail pharmacies — participates in one or more of Express Scripts’ and Medco’s networks.[3]
•	Even as the Express Scripts-Medco combination seeks to drive efficiency in the health care system, retail pharmacies will always play a crucial, complementary role, particularly for acute and newly diagnosed conditions.
The Express Scripts-Medco combination will help independent pharmacists improve patient adherence.
•	The Express Scripts-Medco combination will combine cutting-edge capabilities aimed at improving patient adherence, which means that the millions of patients who use independent pharmacies will be more likely to complete their full course of prescription treatment — improving overall health.
•	The Express Scripts-Medco combination will create additional partnership opportunities that help independent pharmacies improve their own customers’ adherence, while creating new sources of value.
•	Through these partnership opportunities, independent pharmacists receive additional training and compensation to provide a higher level of patient care, delivering a new revenue opportunity to independent pharmacies through enhanced services.
•	For example, Medco’s Cognitive Care Initiative — a 26-week program with community pharmacies throughout Illinois — significantly improved adherence and increased the value offered by local pharmacies.
•	The initiative identified 2,400 adherence gaps through its advanced clinical database and sent gap in care alerts to Illinois community pharmacists.[4]
•	Community pharmacists received training to provide expert patient counseling using techniques that improved adherence for 74% of these gaps.[5]
•	As a result of these techniques, community pharmacists filled 48% more prescriptions[6] and closed 27% more adherence gaps[7] than control pharmacies.

[1]	Medco Drug Trends, 2010

[2]	Express Scripts Corporate Overview

[3]	Express Scripts 2010 Annual Report

[4]	Medco Health Solutions Illinois Pilot Project

[5]	Ibid

[6]	Ibid

•	The success of this pilot program has led to additional partnerships with community pharmacists in New Mexico and Florida.
The combined Express Scripts-Medco will help level the playing field for independent pharmacies competing with large and powerful chain and “big box” retail pharmacies.
•	Nearly 4 billion prescriptions were filled in 2010 with more than half filled at chain stores such as CVS and Walgreens.[8]
•	For every one prescription filled by mail order, eight are filled by large chain stores.
•	Between 2009 and 2010, the volume of prescriptions filled by chain stores grew twice as fast as mail order.[9]
•	For the Express Scripts-Medco combination to succeed, it must be able to effectively compete with the chains, which creates a strong incentive for partnership with independent pharmacies.
Independent pharmacies are thriving.
•	Independent pharmacies filled 748.3 million prescriptions last year, nearly three times more than were filled through mail order delivery services, such as those offered by Express Scripts and Medco.
•	Between 2009 and 2010, the number of independent community pharmacies grew by almost 400, to more than 23,000, representing a $93 billion industry.
•	The average independent pharmacy increased sales by 3.7% in 2009, from $3.88 million to $4.03 million.[10]
•	Pharmacy profits have doubled since 1999, with average profits per pharmacy of almost $1 million.[11]
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express

[7]	Medco Health Solutions Illinois Pilot Project

[8]	Pembroke Consulting, April 2011

[9]	Ibid.

[10]	National Community Pharmacists Association, 2010 NCPA Digest, October 2010

[11]	Drug Channels, “Owning a Pharmacy: Still Pretty Profitable”, January 25, 2011 (Analysis of 2010 NCPA Digest Data)

Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.